Exhibit 5.1

December 9, 2014

Medovex Corp.
1735 Buford Hwy., Ste 215-113
Cumming, Georgia 30041

Re:	Medovex Corp., Amendment No. 5 to Form S-1 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned Amendment No. 5 to the registration statement on Form S-1(as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Medovex Corp., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”).

The Registration Statement pertains to an underwritten initial public offering of up to 1,600,000 units (the “Units”) and a further 83,478 units included in Representative's Unit Warrant to be issued to the Representative upon consummation of the offering. Each Unit consists of one share of the Company’s common stock, par value $0.001 (the “Common Stock”),  and one Series A Warrant, which is exercisable for one share of Common Stock.  The Registration Statement also covers shares of Common Stock issuable from time to time upon exercise of the Series A Warrants (the “Warrant Shares”). We understand that the Units and underlying Common Stock are to be sold as described in the Registration Statement.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Units.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Units has been duly authorized, and when issued and sold in the manner described in the Registration Statement, the Units (including the Units underlying the Representative's Unit Warrant) will be validly issued and will constitute the valid and binding obligations of the Company in accordance with the terms thereof; the Series A Warrants will be validly issued and will constitute the valid and binding obligations of the Company in accordance with the terms thereof; and the Common Stock underlying the Series A Warrants has been duly authorized and, when issued in the manner described in the Registration Statement and in accordance with the terms and conditions of the Series A Warrants (including the due payment of any exercise price therefor specified in the Series A Warrants) the shares of Common Stock underlying the Series A Warrants will be validly issued, fully paid and non-assessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the laws of the State of Nevada as in effect as of the date hereof. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

Very truly yours,

/S/ SICHENZIA ROSS FRIEDMAN FERENCE LLP Sichenzia Ross Friedman Ference LLP